As filed with the Securities and Exchange Commission on June 5, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTEC PHARMA LTD.

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS. Employer Identification No.)

12 Hartom Street, Har Hotzvim
Jerusalem 9777512, Israel
Tel: (+972) (2) 586-4657

(Address and telephone number of registrant’s principal executive offices)

Intec Pharma, Inc.

3 Columbus Circle - 15th Floor

New York, NY 10019

(646) 374-8050

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Dr. Shachar Hadar, Adv. Meitar Liquornik Geva Leshem Tal 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: (+972) (3) 610-3100	Gary Emmanuel, Esq. McDermott Will & Emery LLP 340 Madison Ave. New York, NY 10173 Tel: (212) 547-5400

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective as determined by market conditions

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller Reporting Company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary shares, no par value (3)	8,145,976	$0.3665	$2,985,500.20	$387.52

Total	8,145,976	$0.3655	$2,985,500.20	$387.52

(1)	This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from share splits, share dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the equivalent high and low sales prices of ordinary shares on the Nasdaq Capital Market on June 2, 2020.

(3)	Consists of 8,145,976 ordinary shares issuable upon the exercise of warrants issued in a private placement in May 2020.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 5, 2020

INTEC PHARMA LTD.

8,145,976 Ordinary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of an aggregate of up to 8,145,976 ordinary shares, no par value, shares of Intec Pharma Ltd. issuable upon the exercise of warrants issued in a private placement in May 2020, or the Private Placement.

The selling shareholders are identified in the table commencing on page 6. We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the ordinary shares from time to time in market transactions through any market on which our ordinary shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our ordinary shares are traded on the Nasdaq Capital Market under the symbol “NTEC.” The closing price of our ordinary shares, as reported on the Nasdaq Capital Market on June 4, 2020 was $0.42.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves risks. See the section entitled “Risk Factors” included in or incorporated by reference into the prospectus and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June        , 2020

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling shareholders have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. This prospectus is not, and under no circumstances are to be construed as, an advertisement or a public offering of securities in Israel. Any public offer or sale of securities in Israel may be made only in accordance with the Israeli Securities Law, 5728-1968, or the Securities Law (which requires, among other things, the filing of a prospectus in Israel or an exemption therefrom). The information contained in this prospectus and the documents incorporated by reference in this prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents regardless of the time of delivery of this prospectus when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read this prospectus and the documents incorporated by reference in this prospectus in their entirety, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus incorporates by reference market data and certain industry data and forecasts that were obtained from market research databases, consultant surveys commissioned by us, publicly available information, reports of governmental agencies and industry publications and surveys. Industry surveys, publications, consultant surveys commissioned by us and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus or in any document incorporated by reference, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” in this prospectus, and under similar headings in the other documents that are incorporated herein by reference.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

When used herein, unless the context requires otherwise, references to the “Company,” “we,” “our,” and “us” refer to Intec Pharma Ltd., an Israeli company, and its U.S. subsidiary Intec Pharma Inc., unless the context otherwise requires.

ii

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains statements that are forward-looking statements about our expectations, beliefs or intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies, plans and prospects. In addition, from time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “intend,” “plan,” “may,” “should,” “anticipate,” “could,” “might,” “seek,” “target,” “will,” “project,” “forecast,” “continue” or their negatives or variations of these words or other comparable words or by the fact that these statements do not relate strictly to historical matters. These forward-looking statements may be included in, among other things, various filings made by us with the SEC, press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to:

●	we are a clinical stage biopharmaceutical company with a history of operating losses, are not currently profitable, do not expect to become profitable in the near future and may never become profitable;

●	our independent registered public accounting firm has expressed substantial doubt regarding our ability to continue as a going concern;

●	our ability to obtain additional financing;

●	the impact of the outbreak of the coronavirus on our operations;

●	because of our limited operating history, we may not be able to successfully operate our business or execute our business plan;

●	our ability to enter into collaborative, licensing, and other commercial relationships and on terms commercially reasonable to us

●	we face continuous technological change, and developments by competitors may render our products or technologies obsolete or non-competitive. If our new or existing product candidates are rendered obsolete or non-competitive, our marketing and sales will suffer and we may never be profitable;

●	we license our core technology on an exclusive basis from Yissum (Hebrew University), and we could lose our rights to this license if a dispute with Yissum arises or if we fail to comply with the financial and other terms of the license;

●	if we fail to adequately protect, enforce or secure rights to the patents which were licensed to us or any patents we may own in the future, the value of our intellectual property rights would diminish and our business and competitive position would suffer;

●	our product candidates are at various stages of preclinical and clinical development and may never be commercialized;

●	we cannot be certain that the results of any future clinical trial, even if all endpoints are met, will support regulatory approval of any of our product candidates for any indication;

●	our product candidates are subject to extensive regulation and are at various stages of regulatory development and may never obtain regulatory approval;

●	we are subject to anti-kickback laws and regulations. Our failure to comply with these laws and regulations could have adverse consequences to us;

●	potential political, economic and military instability in the State of Israel, where some of our senior management, our head executive office, research and development, and manufacturing facilities are located, may adversely affect our results of operations; and

●	our ability to remain listed on the Nasdaq Capital Market.

We believe these forward-looking statements are reasonable; however, these statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. Given these uncertainties, you should not rely upon forward-looking statements as predictions of future events.

All forward-looking statements attributable to us or persons acting on our behalf speak only as of the date hereof and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligations to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by law. In evaluating forward-looking statements, you should consider these risks and uncertainties and not place undue reliance on our forward-looking statements.

iii

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Overview

We are a clinical stage biopharmaceutical company focused on developing drugs based on our proprietary Accordion Pill platform technology, which we refer to as the Accordion Pill. Our Accordion Pill is an oral drug delivery system that is designed to improve the efficacy and safety of existing drugs and drugs in development by utilizing an efficient gastric retention, or, GR and specific release mechanism. Our product pipeline currently includes several product candidates in various stages. Our leading product candidate, Accordion Pill Carbidopa/Levodopa, or, AP-CD/LD, is being developed for the indication of treatment of Parkinson’s disease symptoms in advanced Parkinson’s disease patients.

In July 2019, we announced top-line results from our pivotal Phase III clinical for AP-CD/LD for the treatment of advanced Parkinson’s disease known as the ACCORDANCE study in which the ACCORDANCE study did not meet its target endpoints. While AP-CD/LD provided treatment for Parkinson’s disease symptoms, it did not demonstrate statistically superiority over immediate release CD/LD on the primary endpoint of OFF time reduction under the conditions established in the protocol. Treatment-emergent adverse effects observed with AP-CD/LD were generally consistent with the known safety profile of CD/LD formulations and no new safety issues were observed throughout the double-blinded study, during the gastroscopy safety sub-study or the 12-month open-label extension study. From our review of the data, we have observed a meaningful reduction in OFF time in certain subsets of patients. We have completed the analysis of the full data set and we are currently seeking to partner AP-CD/LD as the basis for the strategy for AP-CD/LD moving forward.

Previously, we successfully completed a Phase II clinical trial for AP-CD/LD for the treatment of Parkinson’s disease symptoms in advanced Parkinson’s disease patients and in February 2019, we announced that AP-CD/LD met the primary endpoint in a pharmacokinetic, or PK study, comparing the AP-CD/LD 50/500mg dosed three times daily, the most common dose used in our ACCORDANCE study, to 1.5 tablets of CD/LD immediate release (Sinemet™) 25/100 dosed five times per day in Parkinson’s disease patients.

We have invested in the commercial scale manufacture of AP-CD/LD, for which we are in partnership with LTS Lohmann Therapie-Systeme AG (LTS) in Andernach, Germany. In October 2019, we completed the qualification studies for the commercial scale manufacture of the Accordion Pill and we have initiated the validation and stability studies which are expected to serve as the clinical material for the next Phase 3 clinical trial plan.

In addition, we have initiated a clinical development program for our Accordion Pill platform with the two primary cannabinoids contained in cannabis sativa, which we refer to as AP-Cannabinoids. We are formulating and testing CBD and THC for the treatment of various pain indications. AP-Cannabinoids are designed to extend the absorption phase of CBD and THC, with the goal of more consistent levels for an improved therapeutic effect, which may address several major drawbacks of current methods of treatment, such as short duration of effect, delayed onset, variability of exposure, variability of the administered dose and adverse events that correlate with peak levels. In March 2017, we initiated a Phase I single-center, single-dose, randomized, three-way crossover clinical trial in Israel to compare the safety, tolerability and PK of AP-THC/CBD with Sativex®, an oral buccal spray containing CBD and THC that is commercially available outside of the United States. Initial results demonstrated that the Accordion Pill platform is well suited to safely deliver CBD and THC with significant improvements in exposure compared with Sativex®. In December 2018, we initiated a PK study of AP-THC and the results of the study demonstrate that the custom designed AP delivery system in the AP-THC PK study did not meet our expectations. We are continuing to advance the AP-Cannabinoids clinical development program and we are seeking to launch a PK study with the optimized AP-THC in 2020.

While the ACCORDANCE results were not what we expected, we continue to believe in the potential of the Accordion Pill platform. In December 2018, we reported that we successfully developed an Accordion Pill for a Novartis proprietary compound that met the required in vitro specifications set forth in a feasibility agreement with Novartis. In 2019 we completed the human PK study and its results demonstrated that the AP met the technical requirements set forth by Novartis. In December 2019, Novartis, following an internal and revised commercial strategic assessment, advised us that this program no longer meets Novartis’ mid to long-term strategic goals. Novartis paid us $1.5 million on conclusion of the program. We restructured our clinical manufacturing planned to support this program in order to reduce costs.

In May 2019, we reported entering into a research collaboration agreement with Merck for the development of a custom-designed AP for one of Merck’s proprietary compounds that met the required in vitro specifications. We aim to initiate an in-vivo study in 2020.

We continue to advance discussions with other potential pharmaceutical partners for the development of new custom-designed APs. We believe the data from our ACCORDANCE trial enhances those discussions as it validates the AP platform and provides long-term safety data.

In late 2019, a novel strain of COVID-19, also known as coronavirus, was reported in Wuhan, China. While initially the outbreak was largely concentrated in China, it has now spread to countries across the globe, including in Israel and the United States. Many countries around the world, including in Israel and the United States, have implemented significant governmental measures to control the spread of the virus, including temporary closure of businesses, severe restrictions on travel and the movement of people, and other material limitations on the conduct of business. We implemented remote working and work place protocols for our employees in accordance with government requirements. The implementation of measures to prevent the spread of coronavirus have resulted in disruptions to our partnering efforts which depend, in part, on attendance at in-person meetings, industry conferences and other events. It is still too early to assess the full impact of the coronavirus outbreak and the extent to which the coronavirus impacts our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration and severity of the outbreak, and the actions that may be required to contain the coronavirus or treat its impact.

May 2020 Financing

On May 6, 2020, we completed a registered direct offering with certain institutional investors pursuant to which we sold 16,291,952 ordinary shares at a purchase price per share of $0.3069 for aggregate gross proceeds of approximately $5.0 million, before deducting fees payable to the placement agent and other estimated offering expenses payable by us. In a concurrent private placement, we issued to the investors in the offering warrants to purchase up to 8,145,976 ordinary shares. The warrants are immediately exercisable and expire five and one-half years from issuance at an exercise price of $0.245 per share, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if there is no effective registration statement registering the shares underlying the warrants.

Company Information

Our registered office and principal place of business is located at 12 Hartom Street, Har Hotzvim, Jerusalem 9777512, Israel and our telephone number in Israel is +972 (2) 586 4657. Our website address is http://www.intecpharma.com. The information contained on our website or available through our website does not constitute part of this prospectus. Our registered agent in the United States is Intec Pharma, Inc., whose address is 3 Columbus Circle – 15th Floor, New York, NY 10019 USA.

The Offering

Securities we are offering	An aggregate of up to 8,145,976 ordinary shares, no par value, shares of Intec Pharma Ltd. issuable upon the exercise of warrants issued in the Private Placement.

Ordinary shares outstanding at June 4, 2020	69,265,532 ordinary shares.

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See the section of this prospectus titled “Use of Proceeds.”

Nasdaq Capital Market Symbol	NTEC.

Risk factors	Investment in our securities involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus and under similar sections in the documents we incorporate by reference into this prospectus for a discussion of factors you should consider carefully before making an investment decision.

The number of shares outstanding as of June 4, 2020 as used throughout this prospectus, unless otherwise indicated, excludes:

●	4,352,370 ordinary shares that we have reserved for issuance upon the exercise of outstanding options under our 2015 incentive plan, as of June 4, 2020, at a weighted average exercise price of $3.69 per ordinary share and that expire between 2024 and 2027,

●	53,151 ordinary shares that we have reserved for issuance upon the exercise of outstanding options under our 2005 incentive plan, as of June 4, 2020, at a weighted average exercise price of NIS 36.22 per ordinary share and that expire in 2020,

●	1,029,763 ordinary shares available for future issuance under our 2015 incentive plan,

●	16,250,000 ordinary shares issuable upon exercise of warrants at an exercise price of $0.40 per share, and

●	8,145,976 ordinary shares issuable upon exercise of the unregistered warrants at an exercise price of $0.245 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk, you should carefully consider the risk factors set forth in our most recent Annual Report on Form 10-K on file with the SEC and our most recent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus, as well as the following risk factors, which supplement or augment the risk factors set forth in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

The sale of a substantial amount of our ordinary shares including resale of the shares issuable upon the exercise of the warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our shares.

We are registering for resale 8,145,976 ordinary shares issuable upon the exercise of warrants held by the selling shareholders. Sales of substantial amounts of shares of our ordinary shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or other equity or debt securities convertible into ordinary shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their ordinary shares as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the warrants and issuance of the warrant shares to the extent that these warrants are exercised for cash. Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the warrants mentioned above were exercised for cash in full, the proceeds would be approximately $2.0 million. We currently intend to use the net proceeds of such warrant exercise, if any, to fund our research and development activities and for working capital and general corporate purposes.

We can make no assurances that any of the warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders are those ordinary shares upon exercise of warrants previously issued in connection with our Private Placement. For additional information regarding the issuance of those ordinary shares and warrants, see “Prospectus Summary – May 2020 Financing” above. We are registering the ordinary shares in order to permit the selling shareholders to offer the ordinary shares for resale from time to time. Except for the ownership of the warrants and the ordinary shares issued and issuable, pursuant to prior financings, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The second column lists the number the ordinary shares beneficially owned by each selling shareholder, based on its ownership of the ordinary shares and warrants or placement agent warrants to purchase the ordinary shares, as of June 4, 2020, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of the ordinary shares being offered in this prospectus by the selling shareholders. The fourth and fifth columns list the amount of the ordinary shares owned after the offering, by number of the ordinary shares and percentage of outstanding the ordinary shares (assuming for the purpose of such percentage, 69,265,532 shares outstanding as of June 4, 2020) assuming in both cases the sale of all of the ordinary shares offered by the selling shareholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the warrants issued in the May 2020 financing, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% or 9.99% of our then outstanding shares following such exercise, excluding for purposes of such determination ordinary shares not yet issuable upon exercise of the warrants and placement agent warrants which have not been exercised. The number of shares does not reflect this limitation. The selling shareholders may sell all, some or none of their ordinary shares or warrants or placement agent warrants in this offering. See “Plan of Distribution.”

Selling stockholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After the Offering		Percentage of Ordinary Shares Owned After the Offering
Anson Investments Master Fund LP (1)	895,976	(2)	895,976	(2)	-		-
Intracoastal Capital, LLC (3)	7,797,602	(4)	1,500,000	(5)	6,297,602	(6)	8.5%
Armistice Capital Master Fund, Ltd. (7)	8,250,000	(8)	3,250,000	(9)	5,000,000	(10)	4.9%
CVI Investments, Inc. (11)	2,500,000	(12)	2,500,000	(12)	-		-

(1)	Anson Advisors Inc., or AA and Anson Funds Management LP, or AFM, the co-investment advisers of Anson Investments Master Fund LP, or Anson, hold voting and dispositive power over the ordinary shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, or AM, which is the general partner of AFM. Moez Kassam and Amin Nathoo are directors of AA. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these ordinary shares except to the extent of their pecuniary interest therein. The principal business address of Anson is 190 Elgin Avenue, George Town, Grand Cayman.

(2)	Represents 895,976 ordinary shares issuable upon exercise of warrants issued in our Private Placement.
(3)	Mitchell P. Kopin, or Mr. Kopin, and Daniel B. Asher, or Mr. Asher, each of whom are managers of Intracoastal Capital, LLC, or Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of Exchange Act) of the securities reported herein that are held by Intracoastal.

(4)

Represents (i) 1,297,602 ordinary shares, (ii) 5,000,000 ordinary shares issuable upon exercise of warrants issued in our February 2020 financing, and (iii) 1,500,000 ordinary shares issuable upon exercise of warrants issued in our Private Placement.

(5)	Represents 1,500,000 ordinary shares issuable upon exercise of warrants issued in our Private Placement.
(6)	Represents (i) 1,297,602 ordinary shares, and (ii) 5,000,000 ordinary shares issuable upon exercise of warrants issued in our February 2020 financing.
(7)

Armistice Capital, LLC, the investment manager of Armistice Capital Master Fund Ltd., or Armistice, and Steven J. Boyd, the managing member of Armistice Capital, LLC, hold shared voting and dispositive power over the ordinary shares held by Armistice. The principal business address of Armistice is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY, 10022.

(8)

Represents (i) 5,000,000 ordinary shares issuable upon exercise of warrants issued in our February 2020 financing, and (ii) 3,250,000 ordinary shares issuable upon exercise of warrants issued in our Private Placement.

(9)	Represents 3,250,000 ordinary shares issuable upon exercise of warrants issued in our Private Placement.
(10)	Represents 5,000,000 ordinary shares issuable upon exercise of warrants issued in our February 2020 financing.
(11)	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc., or CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc. is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale pursuant to this prospectus contained in the registration statement of common shares purchased by CVI.

(12)	Represents 2,500,000 ordinary shares issuable upon exercise of warrants issued in our Private Placement.

DESCRIPTION OF OFFERED SECURITIES

General

The following are summaries of material provisions of our articles of association and the Israeli Companies Law 5759-1999, or the Companies Law, insofar as they relate to the material terms of our ordinary shares.

As of June 4, 2020, our authorized share capital consists of 100,000,000 ordinary shares, no par value, 69,265,532 of which are issued and outstanding. All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholder meeting. Because our ordinary shares do not have cumulative voting rights in the election of directors, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors (if applicable). Shareholders may vote at shareholder meetings either in person, by proxy or by written ballot. The Companies Law does not allow public companies to adopt shareholder resolutions by means of written consent in lieu of a shareholder meeting. The board of directors shall determine and provide a record date for each shareholders meeting and all shareholders at such record date may vote. Unless stipulated differently in the Companies Law or in our articles of association, all shareholders’ resolutions shall be approved by a simple majority vote. An amendment to our articles of association requires the prior approval of a simple majority of our shares represented and voting at a general meeting and of the holders of a class of shares whose rights are being affected. Our number with the Israeli Registrar of Companies is 513022780. Our purpose is set forth in Section 2 of our articles of association and as to engage in any legal business.

Transfer of Shares

Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or Israeli law, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Exercise of Power by the Board

Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Share Capital

Our articles of association enable us to increase or reduce our share capital. Any such change is subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings and profits and an issuance of shares for less than their nominal value, require a resolution of our board of directors and court approval.

Dividends

Under the Companies Law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that we do not have retained earnings or earnings generated over the two most recent years legally available for distribution, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Shareholder Meetings

Under the Companies Law, we are required to hold an annual general meeting of our shareholders once in every calendar year and no later than 15 months following the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special meetings. Our board of directors may call special meetings whenever it deems fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law and our articles of association provide that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one quarter of the directors then in office or (ii) one or more shareholders holding, in the aggregate, (a) 5% of our issued share capital and 1% of our outstanding voting power or (b) 5% of our outstanding voting power.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors. Furthermore, the Companies Law and our articles of association require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	appointment and dismissal of external directors (if applicable);

●	approval of acts and transactions requiring general meeting approval pursuant to the Companies Law;

●	director compensation and compensation of the principal executive officer (subject to certain exceptions);

●	increases or reductions of our authorized share capital;

●	a merger;

●

the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management; and

●

authorization of the chairman of the board of directors or his relative to act as the company’s chief executive officer or act with such authority; or authorization of the company’s chief executive officer or his relative to act as the chairman of the board of directors or act with such authority.

The Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

The Companies Law does not allow shareholders of publicly traded companies to approve corporate matters by written consent.

Pursuant to our articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting.

Quorum

The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least thirty three and one third percent (33 1/3%) of the total outstanding voting rights, within half an hour from the appointed time.

A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or on a later date if so specified in the summons or notice of the meeting. At the reconvened meeting, the quorum required consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least thirty three and one third percent (33 1/3%) of the total outstanding voting rights, within half an hour from the appointed time.

Resolutions

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by applicable law.

Under the Companies Law, a shareholder of a public company may vote in a meeting and in a class meeting by means of a written ballot in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

●	an appointment or removal of directors;

●	an approval of transactions with office holders or interested or related parties, that require shareholder approval;

●	an approval of a merger;

●

authorizing the chairman of the board of directors or his relative to act as the company’s chief executive officer or act with such authority; or authorize the company’s chief executive officer or his relative to act as the chairman of the board of directors or act with such authority;

●	any other matter that is determined in the articles of association to be voted on by way of a written ballot. Our articles of association do not stipulate any additional matters; and

●	other matters which may be prescribed by Israel’s Minister of Justice.

The Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company’s authorized share capital, mergers and approval of certain interested or related party transactions. A shareholder also has a general duty to refrain from depriving any other shareholder of its rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder’s vote and any shareholder who, under such company’s articles of association, can appoint or prevent the appointment of an office holder or has other power towards the company, is required to act with fairness towards the company. The Companies Law does not describe the substance of this duty except that the remedies generally available upon a breach of contract will also apply to a breach of the duty to act with fairness, and, to the best of our knowledge, we believe there is no binding case law that addresses this subject directly.

Under the Companies Law, unless provided otherwise in a company’s articles of association, a resolution at a shareholders meeting requires approval by a simple majority of the voting rights represented at the meeting, in person, by proxy or written ballot, and voting on the resolution. Generally, a resolution for the voluntary winding up of the company requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Access to Corporate Records

Under the Companies Law, all shareholders of a company generally have the right to review minutes of the company’s general meetings, its shareholders register and principal shareholders register, its articles of association, its financial statements and any document it is required by law to file publicly with the Israeli Companies Registrar and the Israeli Securities Authority, or ISA. Any of our shareholders may request access to review any document in our possession that relates to any action or transaction with a related party, interested party or office holder that requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise prejudice our interests.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares or a class of shares of an Israeli public company and who would, as a result, own more than 90% of the target company’s issued and outstanding share capital or of a certain class of its shares, is required by the Companies Law to make a full tender offer (as defined in the Companies Law) to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company or class of shares. If either (i) the shareholders who do not accept the offer hold, in the aggregate, less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, or (ii) the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class, then all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a shareholder that had its shares so transferred, whether or not it accepted the tender offer (unless otherwise provided in the offering memorandum), may, within six months from the date of acceptance of the tender offer, petition the court to determine that the tender offer was for less than fair value and that the fair value should be paid as determined by the court. If either (i) the shareholders who did not accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class of shares or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (ii) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer. Shares purchased not in accordance with those provisions shall become “dormant shares” and shall not grant the purchaser any rights so long as they are held by the purchaser.

Special Tender Offer

According to the Companies Law, an acquisition pursuant to which a purchaser shall hold a “controlling stake”, that is defined as 25% or more of the voting rights if no other shareholder holds a controlling stake, or an acquisition pursuant to which such purchaser shall hold more than 45% of the voting rights of the company if no other shareholder owns more than 45% of the voting rights, may not be performed by way of market accumulation, but only by way of a special tender offer (as defined in the Companies Law) made to all of the company’s shareholders on a pro rata basis. A special tender offer may not be consummated unless a majority of the shareholders who announced their stand on such offer have accepted it (in counting the total votes of such shareholders, shares held by the controlling shareholders, shareholders who have a personal interest in the offer, shareholders who own 25% or more of the voting rights in the company, relatives or representatives of any of the above or the bidder and corporations under their control, shall not be taken into account). A shareholder may be free to object to such an offer without such objection being deemed as a waiver of his right to sell its respective shares if the transaction is approved by a majority of the company’s shareholders despite his objection. Shares purchased not in accordance with those provisions shall become “dormant shares” and shall not grant the purchaser any rights so long as they are held by the purchaser. If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Under regulations enacted pursuant to the Companies Law, the above special tender offer requirements may not apply to companies whose shares are listed for trading on a foreign stock exchange if, among other things, the relevant foreign laws or the rules of the stock exchange include provisions limiting the percentage of control which may be acquired or that the purchaser is required to make a tender offer to the public. However, we believe the ISA’s current opinion is that such leniency does not apply with respect to companies whose shares are listed for trading on stock exchanges in the United States, including the Nasdaq Capital Market.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shares voted on the proposed merger at a shareholders’ meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and 30 days have passed from the date the merger was approved by the shareholders of each party.

Antitakeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, we do not have any authorized or issued shares other than our ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our articles of association which requires the prior approval of the holders of a majority of our shares at a general meeting.

The Nasdaq Capital Market

Our ordinary shares are listed on the Nasdaq Capital Market and trade under the symbol “NTEC.”

Transfer agent

The transfer agent of our ordinary shares is VStock Transfer, LLC.

PLAN OF DISTRIBUTION

We are registering the ordinary shares issuable upon exercise of the warrants and placement agent warrants issued in our Private Placement to permit the resale of these ordinary shares by the holders of these warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares other than proceeds from the cash exercise of the warrants and placement agent warrants. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The selling shareholders may sell all or a portion of the ordinary shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the warrants, placement agent warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states ordinary shares may not be sold unless such ordinary shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We will pay all expenses of the registration of the ordinary shares, estimated to be approximately $27,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters with respect to U.S. law will be passed upon for us by McDermott Will & Emery LLP, New York, New York and certain legal matters with respect to Israeli law will be passed upon for us by Meitar | Law Offices, Ramat Gan, Israel.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1(2) to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), an independent registered public accounting firm and a member firm of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Prior to January 1, 2019, we were subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we filed reports, including annual reports on Form 20-F, with the SEC. We also furnished to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders. We were also exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders were exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

Effective January 1, 2019, we are required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects, and which must be filed more promptly, than the forms available to a foreign private issuer. In addition, we are now required to comply with U.S. proxy requirements and Regulation FD (Fair Disclosure) and our officers, directors and principal shareholders are subject to the beneficial ownership reporting and short-swing profit recovery requirements in Section 16 of the Exchange Act.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the worldwide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

This prospectus incorporates by reference the documents listed below that have been previously filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 13, 2020;

●	our Quarterly Report on Form 10-Q for the quarter ended on March 31, 2020, filed with the SEC on May 11, 2020;

●	our Current Reports on Form 8-K (other than the information furnished pursuant to Item 2.02 or 7.01 thereof or related exhibits furnished pursuant to Item 9.01 thereof) filed with the SEC on February 3, 2020, and May 6, 2020; and

●	the description of our ordinary shares contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-37521), filed with the SEC on July 28, 2015, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of the offering.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to 12 Hartom Street, Har Hotzvim, Jerusalem 9777512, Israel Attn: Chief Financial Officer, telephone number +972 (2) 586 4657. You may also obtain information about us by visiting our website at www.intecpharma.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon certain of our directors and officers and the Israeli experts named in this prospectus, certain of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and certain of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the prevailing law of the foreign state in which the judgments were rendered allows the enforcement of judgments of Israeli courts (however, the Israeli courts may waive this requirement following a request by the attorney general);

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the judgments are not contrary to public policy, and the enforcement of the civil liabilities set forth in the judgments does not impair the security or sovereignty of the State of Israel;

●	the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the obligations under the judgment are enforceable according to the laws of the State of Israel and according to the law of the foreign state in which the relief was granted.

We have irrevocably appointed Intec Pharma, Inc., as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange in force on the date of the payment. Current Israeli exchange control regulations also permit a judgment debtor to make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

INTEC PHARMA LTD.

June                , 2020

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The statement of estimated expenses in connection with the issuance and distribution of the securities being registered, other than sales discounts and commissions:

SEC registration fee	$387.52
Printing costs	2,000
Legal fees and expenses	20,000
Accountants fees and expenses	5,000
Total	$27,387.52

Item 14. Indemnification of Directors and Officers

Under the Israeli Companies Law 5759-1999, or the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. Under the Companies law, a company may not exculpate in advance a director from liability arising out of a breach of the duty of care with respect to a dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law, 5728-1968, or the Israeli Securities Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, pursuant to an undertaking made either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (i) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (A) no indictment was filed against such office holder as a result of such investigation or proceeding; and (B) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (ii) in connection with a monetary sanction; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

Under the Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

●	a financial liability imposed on the office holder in favor of a third party.

Under our articles of association, we may insure and indemnify an office holder against the aforementioned liabilities as well as the following liabilities:

●	any breach of duty of care to us or to a third party;

●	any other action which is permitted by law to insure an office holder against;

●	any financial liability in favor of a victim of a felony pursuant to Section 52 of the Israeli Securities Law.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising solely out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a civil or administrative fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders. Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law and the Israeli Securities Law.

We have entered into agreements with each of our directors and executive officers exculpating them, to the fullest extent permitted by law and our articles of association, and undertaking to indemnify them to the fullest extent permitted by law and our articles of association. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount which shall not exceed 25% of our shareholders equity based on our most recently audited or reviewed financial statements prior to actual payment of the indemnification amount. Such maximum amount is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law. In addition, we have entered into agreements with each of our office holders undertaking to indemnify them to the fullest extent permitted by the Companies Law, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance.

Item 15.  Recent Sales of Unregistered Securities.

We sold the securities described below within the past three years which were not registered under the Securities Act.

On May 4, 2020, we entered into a securities purchase agreement with certain institutional investors (the “Purchasers”) pursuant to which we agreed to sell and issue, in a registered direct offering, 16,291,952 ordinary shares at a purchase price per share of $0.30690 for aggregate gross proceeds of approximately $5.0 million, before deducting fees payable to the placement agent and other estimated offering expenses payable by us. In a concurrent private placement, we also agreed to sell and issue to the Purchasers warrants to purchase up to 8,145,976 ordinary shares. The warrants are immediately exercisable and will expire five and one-half years from issuance at an exercise price of $0.245 per share, subject to adjustment as set forth therein.

The securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act since, among other things, the transactions did not involve a public offering.

Item 16.  Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit Index

Exhibit No.	Exhibit Description

3.1	Certificate of Incorporation of Orly Guy Ltd., dated October 23, 2000 (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-1 filed with the SEC on June 9, 2015)

3.2	Certificate of Name Change of Orly Guy Ltd. to Intec Pharmaceutical (2000) Ltd., dated February 7, 2001 (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form F-1 filed with the SEC on June 9, 2015)

3.3	Certificate of Name Change of Intec Pharmaceutical (2000) Ltd. to Intec Pharma Ltd., dated March 15, 2004 (incorporated herein by reference to Exhibit 3.3 to the Company’s Registration Statement on Form F-1 filed with the SEC on June 9, 2015)

3.4	Articles of Association of Intec Pharma Ltd., as amended (incorporated herein by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2019)

4.1	Specimen share certificate (incorporated herein by reference to Exhibit 2.1 to the Company’s Annual Report on Form 20-F filed with the SEC on March 9, 2018)

4.2	Form of Warrant (incorporated herein by reference to Exhibit 4.1 to the Company’s Report on Form 8-K filed with the SEC on February 3, 2020)

4.3	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 4.2 to the Company’s Report on Form 8-K filed with the SEC on February 3, 2020)

4.4	Description of Securities Registered under Section 12 (incorporated herein by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2020)

5.1*	Opinion of Meitar | Law Offices

10.1†	Joint Venture for R&D, dated June 1, 2000, by and between Yissum Research Development Company of the Hebrew University of Jerusalem and Intec Pharmaceutical Partnership Ltd. (incorporated herein by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-1 filed with the SEC on June 9, 2015)

10.2†	Notice of Extension Letter, dated October 5, 2004, from Intec Pharma Ltd. to Yissum Research Development Company of the Hebrew University of Jerusalem (incorporated herein by reference to Exhibit 10.2 to the Company’s Registration Statement on Form F-1 filed with the SEC on June 9, 2015)

10.3	Amendment, dated July 13, 2005, by and between Yissum Research Development Company of the Hebrew University of Jerusalem and Intec Pharma Ltd., to the Joint Venture for R&D Agreement dated June 1, 2000 (incorporated herein by reference to Exhibit 10.3 to the Company’s Registration Statement on Form F-1 filed with the SEC on June 9, 2015)

10.4	Research Agreement, dated January 15, 2008, by and between Yissum Research Development Company of the Hebrew University of Jerusalem and Intec Pharma Ltd. (incorporated herein by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-1 filed with the SEC on June 9, 2015)

10.5	Compensation Policy for Intec Pharma Ltd.’s Directors and Officers, as amended (incorporated herein by reference to Exhibit 10.1 to the Company’s Report on Form 8-K filed with the SEC on April 5, 2019)

10.6+	Intec Pharma Ltd. 2005 Share Option Plan (incorporated herein by reference to Exhibit 10.6 to the Company’s Registration Statement on Form F-1 filed with the SEC on June 9, 2015)

10.7+	Intec Pharma Ltd. 2015 Equity Incentive Plan (incorporated herein by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-8 filed with the SEC on February 25, 2016)

10.8	Form of Intec Pharma Ltd. Grant Letter – Section 102 (incorporated herein by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2020)

10.9	Form of Intec Pharma Ltd. 2015 Equity Incentive Plan Notice Of Non-Qualified Stock Option Award (incorporated herein by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2020)

10.10	Unprotected Lease Agreement between Intec Pharma Ltd. and R.M.P.A. Assets Ltd., dated June 2, 2003, together with supplements thereto dated as of April 21, 2004, January 1, 2006, December 15, 2009, January 18, 2011, October 28, 2015 and December 31, 2017 (incorporated herein by reference to Exhibit 4.8 to the Company’s Annual Report on Form 20-F filed with the SEC on March 9, 2018)

10.11+	Employment Agreement, dated December 11, 2017, between Intec Pharma Inc., Intec Pharma Ltd. and Jeffrey A. Meckler (incorporated herein by reference to Exhibit 4.11 to the Company’s Annual Report on Form 20-F filed with the SEC on March 9, 2018)

10.12+	Employment Agreement, dated January 15, 2006, between Intec Pharma Ltd. and Nadav Navon, as amended on May 29, 2011, March 2012, October 21, 2013 and January 1, 2018 (incorporated herein by reference to Exhibit 4.12 to the Company’s Annual Report on Form 20-F filed with the SEC on March 9, 2018)

10.13+	Employment Agreement, dated February 23, 2010, between Intec Pharma Ltd. and Nir Sassi, as amended on March 28, 2012, October 21, 2013 and January 1, 2018 (incorporated herein by reference to Exhibit 4.13 to the Company’s Annual Report on Form 20-F filed with the SEC on March 9, 2018)

10.14	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.20 to Amendment No. 2 to the Company’s Registration Statement on Form F-1 filed with the SEC on July 28, 2015)

10.15	Form of Exemption from Liability (incorporated herein by reference to Exhibit 10.21 to Amendment No. 2 to the Company’s Registration Statement on Form F-1 filed with the SEC on July 28, 2015)

10.16†	Amendment, dated March 12, 2015, by and between Yissum Research Development Company of the Hebrew University of Jerusalem and Intec Pharma Ltd., to the Joint Venture of R&D Agreement dated June 1, 2000 (incorporated herein by reference to Exhibit 10.17 to Amendment No. 1 to the Company’s Registration Statement on Form F-1 filed with the SEC on July 16, 2015)

10.17+	Employment Agreement dated October 23, 2017 between Intec Pharma, Inc. and Walt Addison Linscott, Esq. (incorporated herein by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2019)

10.18+	Employment Agreement dated February 1, 2018 between Intec Pharma, Inc. and Michael Gendreau, MD (incorporated herein by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2019)

10.19†	Process Development Agreement dated as of December 17, 2018 by and between Intec Pharma Ltd. and LTS LOHMANN Therapie-Systeme AG (incorporated herein by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2019)

10.20	Sales Agreement between Intec Pharma Ltd. and Cowen and Company, LLC dated March 1, 2019 (incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 12, 2019)

10.21	Ordinary Shares Purchase Agreement, dated December 2, 2019 between Intec Pharma Ltd. and Aspire Capital Fund, LLC (incorporated herein by reference to Exhibit 10.1 to the Company’s Report on Form 8-K filed with the SEC on December 3, 2019)

10.22	Registration Rights Agreement, dated December 2, 2019, between Intec Pharma Ltd. and Aspire Capital Fund, LLC (incorporated herein by reference to Exhibit 10.2 to the Company’s Report on Form 8-K filed with the SEC on December 3, 2019)

10.23	Underwriting Agreement, dated January 30, 2020, by and between the Company and H.C. Wainwright & Co., LLC (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 3, 2020)

10.24	Form of Securities Purchase Agreement, dated May 4, 2020, by and between the Company and the Purchasers (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 6, 2020)

10.25	Form of Warrant issued on May 6, 2020 (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 6, 2020)

21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 4.24 to the Company’s Annual Report on Form 20-F filed with the SEC on March 9, 2018)

23.1*	Consent of Kesselman & Kesselman, Certified Public Accountant (Isr.), independent registered public accounting firm, a member of PricewaterhouseCoopers International Limited

23.2*	Consent of Meitar | Law Offices (contained in Exhibit 5.1)

24.1*	Power of Attorney

*	Filed herewith

†	Certain portions of this agreement have been omitted under a confidential treatment order pursuant to Rule 406 of the Securities Act of 1933, as amended, and Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and filed separately with the SEC

+	Indicates management contract or compensatory plan.

(b)	Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jerusalem, State of Israel on June 5, 2020.

By:	/s/ Jeffrey Meckler
Name:	Jeffrey Meckler
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints Jeffrey Meckler or Nir Sassi, or either of these, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form S-1, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Dr. John W. Kozarich	Chairman of the Board of Directors	June 5, 2020
Dr. John W. Kozarich

/s/ Jeffrey A. Meckler	Chief Executive Officer and Vice-Chairman of the Board of Directors	June 5, 2020
Jeffrey A. Meckler	(Principal Executive Officer)

/s/ Nir Sassi	Chief Financial Officer	June 5, 2020
Nir Sassi	(Principal Financial and Accounting Officer)

/s/ Anthony J. Maddaluna	Director	June 5, 2020
Anthony J. Maddaluna

/s/ Hila Karah	Director	June 5, 2020
Hila Karah

/s/ Dr. Roger J. Pomerantz	Director	June 5, 2020
Dr. Roger J. Pomerantz

/s/ William B. Hayes	Director	June 5, 2020
William B. Hayes

Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Intec Pharma Ltd. has signed this registration statement on the 5th day of June, 2020.

INTEC PHARMA, INC.

By:	/s/ Nir Sassi
Name:	Nir Sassi
Title:	Secretary